EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements Nos. 333-257322, 333-261558, 333-225236, 333-230496, 333-237198, 333-245655, 333-257322 and 333-261558 on Form S-8 and No. 333-232569 on Form S-3 our report dated March 28, 2022, with respect to the consolidated financial statements of Iterum Therapeutics plc.

/s/ KPMG

Dublin, Ireland

March 28, 2022